Casella Waste Systems, Inc. Investor Presentation October 2015 Exhibit 1

and other targets; landfill operations and permit status may be affected by factors outside our control; we may be required to incur capital expenditures in excess of our estimates; fluctuations in energy pricing or the commodity pricing of our recyclables may make it more difficult for us to predict our results of operations or meet our estimates; actions of activist investors and the cost and disruption of responding to those actions; and we may incur environmental charges or asset impairments in the future. There are a number of other important risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in our Form 10-KT for the transition period ended December 31, 2014 and in our Form 10-Q for the quarterly period ended September 30, 2015. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by the federal securities laws. Safe harbor statement Certain matters discussed in this presentation are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s beliefs and assumptions. We cannot guarantee that we actually will achieve the plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: adverse weather conditions that have negatively impacted and may continue to negatively impact our revenues and our operating margin; current economic conditions that have adversely affected and may continue to adversely affect our revenues and our operating margin; we may be unable to increase volumes at our landfills or improve our route profitability; our need to service our indebtedness may limit our ability to invest in our business; we may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA

Q3 2015 financial results Continued to execute well against our key strategies in Q3 2015 driving improved financial performance: Revenues were $146.2mm, up $4.3mm (or +3.0%) year-over-year. Operating Income was $12.7mm, up $2.1mm (or +19.5%) year-over-year. Adjusted EBITDA(1) was $33.1mm, up $2.4mm (or +7.8%) year-over-year. Free Cash Flow(2) was $0.8mm, up $7.0mm year-over-year. Generated +$11.6mm of Free Cash Flow year-to-date. Solid Waste pricing up +2.9%, with residential and commercial collection pricing up +5.2%. Permanently retired $9.7mm of our 7.75% Senior Subordinate Notes in Q3 2015 using positive Free Cash Flow generated year-to-date. Demonstrated our commitment to reduce leverage and accelerate Free Cash Flow generation by retiring our highest cost debt. ____________________ Please refer to the appendix for further information and for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is net income. Net income for the periods presented above was $1.2mm for the three months ended 9/30/14 and $2.3mm for the three months ended 9/30/15. Please refer to the appendix for further information and for a reconciliation of Free Cash Flow to net cash provided by operating activities, which is the most directly comparable GAAP measure. Net cash provided by operating activities for the periods presented above was $14.8mm for the three months ended 9/30/14 and $16.6mm for the three months ended 9/30/15.

Casella’s strategies are driving improved stockholder value Redirected strategy and reconstituted management team in Dec 2012 - which has resulted in improved financial performance. Execution of key strategies has driven improved financial performance, reduced risk exposure, increased cash flows, and reduced leverage. Stock price up significantly since Dec 2012 with this clear execution. Continue to execute against long-term plan to drive additional stockholder value. Independent Board leadership and oversight aligned with the interests of long-term stockholders Added 2 new highly-qualified independent directors with extensive waste management industry experience in the past 4 months. Enhanced corporate governance practices to be more consistent with best practices. In contrast, JCP does not have a plan to increase shareholder value, nor do the JCP nominees have relevant experience to add value to Casella’s Board.

Business Overview

Casella Waste Systems - Overview Casella provides integrated solid waste, recycling and resource services. $540.0 mm of revenues for LTM ended 9/30/15. Integrated operations located in six northeast states. Emphasis on integrated waste operations including: disposal, recycling and customer solutions. Focused on providing customers with waste and resource solutions. Waste and resource assets are well positioned in the northeast. Robust transfer network allows us to effectively move waste and recyclables to our disposal & processing facilities. Provide customers with value-added resource solutions through our Recycling, Organics, and Customer Solutions operations.

34 Collection Operations 18 Recycling Facilities 10 Disposal Facilities (1) 4 Landfill Gas-to-Energy 44 Transfer Stations Casella Service Area Note: Total disposal capacity includes permitted and permittable airspace estimates at each site as of December 31, 2014. Includes nine Subtitle D landfills and one landfill permitted to accept construction and demolition materials. Annual capacity does not reflect the 1.5 million tons per year rail permit at McKean LF. Hakes LF 462k tons/yr 4.0mm tons capacity Chemung LF 200.5k tons/yr 6.8mm tons capacity Hyland LF 312k tons/yr 14.6mm tons capacity Clinton LF 175k tons/yr 15.7mm tons capacity WasteUSA LF 600k tons/yr 14.4mm tons capacity NCES LF No annual cap 1.8mm tons capacity Juniper Ridge LF No annual cap 23.8mm tons capacity Southbridge LF 405k tons/yr 7.0mm tons capacity Ontario LF 918k tons/yr 12.8mm tons capacity McKean LF (2) 312k tons/yr 2.1mm tons capacity Company Overview

Strong execution of key strategies since Dec 2012

Strategic Focus since Dec 2012	Results
#1 – Strengthening management team	• New President/COO and CFO in Dec 2012
#2 - Sourcing incremental landfill volumes	• Annual Landfill volumes up +720k tons since FY 2013(1) • Annual Disposal AEBITDA up +$15.6mm since FY 2013(1)
#3 - Driving additional profitability of collection operations	• Pricing programs continue to drive value; with Residential & Commercial pricing up +5.2% in Q3 2015 • Focused on operational efficiency programs
#4 - Executing Eastern Region strategy	• AEBITDA margins up from 15.0% LTM 10/31/12 to over 22.8% LTM 9/30/15 • Repositioned assets and improved operations – New municipal contracts; MSW permit at Juniper Ridge LF; expanded Southbridge LF; sold BioFuels; acquired BBI; sold Maine Energy
#5 - Reducing business risk	• Sold non-core, non-performing operations (Maine Energy, BioFuels, GreenFiber, CARES assets) • Changed fiscal year end to better match business cycle • Refinanced Revolver in Feb 2015 (new maturity 2020)

(1) Excludes low priced soils at the Worcester landfill closure project.

Casella Waste Systems 8

Results up significantly on strategic execution

Revenue ($mm)



$455.3
$497.6
$525.9
$540.0
$535 to $525
FYE 4/30/13
FYE 4/30/14
CYE 12/31/14
LTM 9/30/15
2015 Guidance (4)

Adj. EBITDA ($mm) & Margin (1)



19.3%
19.1%
18.4%
19.0%
19.8%
$87.8
$95.1
$96.8
$102.7
$107 to $103
FYE 4/30/13
FYE 4/30/14
CYE 12/31/14
LTM 9/30/15
2015 Guidance (4)

Results since FY 2013:

- Revenue growth +$84.7mm (or +18.6%) mainly driven by Disposal (+$39.0mm)[2], Collection (+$26.5mm), and Customer Solutions (+$18.0mm).
- Adj. EBITDA up +$14.9mm (or +16.9%) mainly driven by higher landfill volumes and strategic execution.
- Landfill tons up +720k annually (or +20.2%), while increasing pricing by +3.5%.[3]
- Residential and Commercial collection price increases accelerating (up +5.2% in Q3 2015).

(1) Please refer to the appendix for further information and a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is net loss. Net loss for the periods presented above was ($54.5mm) for the fiscal year ended 4/30/13, ($27.4mm) for the fiscal year ended 4/30/14, ($29.1mm) for the calendar year ended 12/31/14 and ($11.2mm) for the twelve months ended 9/30/15.

(2) Disposal Revenue includes Worcester landfill.

(3) Excludes low-priced soils at the Worcester landfill closure project.

(4) CY 2015 Guidance as reaffirmed on 10/23/15.

Casella Waste Systems 9

Solid Waste operations driving improving margins

LTM 9/30/15 – Revenue Splits (1)



Energy & Processing 2.5%
Disposal 28.0%
Recycling 8.7%
Organics 7.3%
Collection 43.5%
Customer Solutions 9.9%

Solid Waste Adjusted EBITDA Margins



24.0%
24.6%
24.5%
25.5%
FYE 4/30/13
FYE 4/30/14
CYE 12/31/14
LTM 9/30/15

~74% revenues in Solid Waste.

- Solid Waste consists of integrated collection, transfer, landfill, energy, and processing.
- Margin improvement driven by higher landfill tons, pricing, cost efficiencies, and asset repositioning.
- Target Adj. EBITDA margins > 27% in CY 2018.

~26% revenues in Resource Solutions.(1)

- Resource Solutions consists of Recycling, Organics, and Customer Solutions operations.
- Recycling margins down on lower commodity pricing; working to improve with SRA Fee, contract resets, and operating efficiencies.
- Organics margins flat; low margin, high return business.
- Customer Solution margins up on industrials growth and higher G&A leverage.

(1) Resource Solutions includes revenues derived from the Recycling, Organics, and Customer Solutions business units; disclosed as the Recycling and Other segments.

Casella Waste Systems 10

Strategic plan expected to drive significant shareholder value Management focused in key areas to increase free cash flow and to reduce debt leverage: Creating incremental value through Resource Solutions 3 1 Increasing landfill returns 2 Driving additional profitability in collection operations Improving balance sheet and reducing risk 4

Strategic plan expected to drive significant shareholder value Plan focused on improving Free Cash Flow and reducing debt leverage: CY 2015 Guidance Range (1) CY 2018 Financial Targets Revenues $525mm to $535mm CAGR 1.7% to 2.6% Adjusted EBITDA (2) $103mm to $107mm $122mm to $132mm Free Cash Flow (2) $15mm to $19mm $30mm to $40mm Total Debt-to-EBITDA (3) N/A 3.25x to 3.75x Capital Expenditures $45mm to $48mm (8.6% to 9.0% of revenues) 8.7% to 9.5% of revenues ____________________ CY 2015 Guidance as reaffirmed on 10/23/15. Adjusted EBITDA and Free Cash Flow as defined in the appendix reconciliation. Total Debt-to-EBITDA as defined as “Consolidated Leverage Ratio” in the our Loan & Security Agreement dated as of 2/27/15 (“ABL Revolver”).

Strategic initiatives expected to drive profitable growth

Adjusted EBITDA Bridge ($mm)



$87.8
$95.1
$107 to $103
#1 - Landfills
+$10 to +$18
• Eastern LF price (+350bps/yr in excess of CPI)
• Western LF volumes (+200k to +400k tons/yr)
• Focus on operating efficiencies
#2 - Collection
+$11 to +$15
• Improve margins by +80 to +120bps/yr
• Focus on pricing, operating efficiencies and selling/swapping under-performing routes
#3 - Resource Solutions
+$6 to +$7
• Recycling focus on driving returns (SRA fee, increased 3rd party tipping fees, and efficiencies)
• Customer Solutions focus on industrial services growth
Other
($10) to ($13)
• Unidentified downsides to projections
$132 to $122
Upsides not included in plan:
• McKean landfill rail infrastructure
• Recovery of C&D
• Recovery of commodity pricing (recycling or energy)
• Additional landfill volumes in East
• Landfill permit expansions
FYE 4/30/13
FYE 4/30/14
2015 Guidance
2018 Target

Casella Waste Systems 13

1 Increasing landfill returns

Annual Landfill Volumes (mm Tons) and Average Price per Ton (1)



$30.50/ton
$29.89
$29.62
$29.48
3.6
3.9
4.2
4.3
1.5
2.8
FYE 4/30/13
FYE 4/30/14
CYE 12/31/14
LTM 9/30/15
Western Region
Eastern Region

Landfill Highlights:

- Casella controls 10 landfills in strategic locations across the Northeast.
- Total disposal capacity ~103mm tons.(2)
- Total annual landfill volumes up +720k tons (or +20.2%) since FY 2013.
- Roughly 0.5mm tons of excess annual permitted capacity at 9/30/15.
- Avg price per ton up +3.9% in Q3 2015 YTD, with strong pricing in Eastern Region (+4.6%).

(1) Annual Landfill Disposal Volumes includes amortizable and non-amortizable tons, excludes low-priced soils at the Worcester landfill closure project.
(2) Includes both permitted and permittable airspace at landfills.

Casella Waste Systems 14

Strategy capitalizes on improving market and asset positioning to further improve landfill returns. Eastern Region – focus on pricing; capacity constraints provide tailwind. Goal to increase pricing +350bps/yr in excess of inflation. Western Region – focus on maximizing capacity utilization; high margin incremental tons. Goal to increase annual tons by +200k to +400k tons/yr. Market dynamics are improving across our footprint area. Disposal site closures (and expected closures) are creating a supply-demand imbalance. Within our footprint, roughly 1.5mm tons/yr of disposal capacity has closed since Dec 2012, and an additional 1.3mm tons/yr is expected to permanently close in the next couple years, offset by 0.4mm tons/yr of new disposal capacity (= net closure of 2.4mm tons/yr). NYC Dept of Sanitation contracts expected to shift roughly +1.0mm tons/yr of additional waste to competitor landfills in upstate NY (reducing excess capacity in market). Tullytown closure in Eastern PA expected to remove over 2.5mm tons/yr of landfill capacity. 1 Increasing landfill returns - continued

2 3 4 1 Fall River LF 376k tons/yr, Closed 2014 Disposal market dynamics are shifting Hyland LF 312k tons/yr 14.6mm tons capacity Clinton LF 175k tons/yr 15.7mm tons capacity WasteUSA LF 600k tons/yr 14.4mm tons capacity NCES LF No annual cap 1.8mm tons capacity Juniper Ridge LF No annual cap 23.8mm tons capacity Southbridge LF 405k tons/yr 7.0mm tons capacity Ontario LF 918k tons/yr 12.8mm tons capacity McKean LF (1) 312k tons/yr 2.1mm tons capacity Moretown LF 286k tons/yr, Closed 2013 Claremont WTE 73k tons/yr, Closed 2013 MERC WTE 300k tons/yr, Closed 2012 PERC WTE 300k tons/yr PPA expires 2017 Granby LF - 235k tons/yr, Closed 2014 S. Hadley LF – 156k tons/yr, Closed 2014 Barre LF - 94k tons/yr, Closing 2015 Northampton LF – 50k tons/yr, Closed 2013 Chicopee LF - 365k tons/yr, Closing 2018 2 1 3 4 5 5 Albany LF 275k tons/yr Closing 2016 Rockland 45k tons/yr, Closing 2015 Dunn LF ~300k tons/yr New 2015 Finch LF 130k tons/yr New 2014 Disposal market in Northeast is contracting… Chemung LF 200.5k tons/yr 6.8mm tons capacity Hakes LF 462k tons/yr 4.0mm tons capacity Wallingford WTE 130k tons/yr Closed 2015 Taunton LF 120k tons/yr Closing 2018 Note: Total disposal capacity includes permitted and permittable airspace estimates at each site as of December 31, 2014. Annual capacity does not reflect the 1.5mm tons per year rail permit at McKean LF. NYC Dept of Sanitation 10k – 12k tons per day. Building 4 marine transfer stations to transload waste to rail (1 operational in early 2015). Expect an additional 1.0m tons/yr to be disposed in NY. 18 Recycling Facilities 10 Disposal Facilities 35 Collection Operations Other disposal sites (closed) Expected NYC waste flows 10 Disposal Facilities 4 Landfill Gas-to-Energy Facilities 2 New Disposal Facilities online Tullytown LF 2.5mm tons/yr, Closing 2017 Other disposal sites (potential to close) Allegany LF 55k tons/yr Closing 2016 Big Run LF 775k tons/yr, Rail to cease 2016

Massachusetts 6.3 5.6 Disposal Capacity (tons in mm) 5.0 New York 4.4 4.5 Disposal Capacity (tons in mm) 4.2 Vermont, New Hampshire & Maine 16.5 16.6 16.6 Service Area 10 Landfills 4 Landfill Gas-to-Energy Disposal Capacity (tons in mm) Note: Data collected from active landfill and waste to energy facilities from State Annual Facility Reports in October 2014 …creating a supply-demand imbalance

FYE 4/30/13 FYE 4/30/14 CYE 12/31/14 LTM 9/30/15 Strategies to improve Collection margins by +80 to 120bps/yr: Pricing over inflation; Operating efficiencies; and Selling or swapping under-performing routes or operations. Collection Adjusted EBITDA Margins (1) Collection Adjusted EBITDA margins on a last 12 months basis. Driving additional profitability in collection operations 2

FYE 4/30/13 FYE 4/30/14 CYE 12/31/14 LTM 9/30/15 (1) Focus on pricing discipline. Residential and commercial pricing up +5.2% YOY in Q3 2015. Centralized pricing strategy with a decentralized sales model focused on pricing execution and quality of revenues. Launched an SRA(1) fee in Q2 2015 to offset lower recycling commodity values. Launched an Environmental Fee on temporary roll-off services in Q3 2015. The roll-off market has shown early signs of rebounding, with growth in select markets. Collection Price Driving additional profitability in collection operations - continued 2 Residential & Commercial Price Collection Price “SRA” or Sustainability Recycling Adjustment fee.

2 Driving additional profitability in collection operations – continued Collection Cost of Operations as % of Revenues (1) FYE 4/30/13 FYE 4/30/14 CYE 12/31/14 LTM 9/30/15 (2) Focus on operating efficiencies. Cost of Operations as a % of revenues down -430bps YOY in Q3 2015. Route profitability – improving routing efficiency with new routing tools, marketing improving density and equipment choice. Fleet optimization - implementing fleet plan to standardize fleet selection, reduce maintenance costs, reduce spare ratios, and solve lingering fleet issues. Reducing volatility by locking in roughly 45% of fuel at fixed forward prices. (3) Focus on selling or swapping under-performing routes. Sold low-margin hauling routes for $0.9mm in total proceeds during Q2 2015. Completing review for additional opportunities. Collection Cost of Operations as a % of Collection Revenues on a last 12 months basis. -290bps

3

Creating incremental value through Resource Solutions

Zero-Sort® Recycling

- Casella operates 6 Zero-Sort MRFs in our integrated footprint.
- Mature facilities operating at ~95% of capacity; new Lewiston, ME MRF online in Q2 2015.
- Recycling volumes up +10.9% YOY for LTM ended 9/30/15.(1)
- Reshaping business to reduce commodity risk and improve returns through: higher tipping fees, SRA fee (+$4.9mm annually when fully implemented in Q1 2016), operating efficiencies, and contract resets (expecting to complete ~50% in next 12 months).

Customer Solutions

- Resource solutions for Industrial, Municipal, Institutional, and multi-location Retail customers.
- Growth opportunities in the industrial service offerings (lower margins with high FCF).
- Customer Solutions revenues up +7.4% YOY for LTM ended 9/30/15.

Casella Organics

- Business model is primarily focused on transforming Biosolids into renewable products for fertilization and landscaping.
- Working with partners to transform source separated organics into energy or compost.

(1) Shipped tons from MRFs on a "same store basis".

Casella Waste Systems 21

4 Improving balance sheet and reducing risk

Focused over last 2 ½ years on reducing risk, improving the balance sheet, and increasing free cash flow:

- Dec 2012 – sold Maine Energy for $6.7mm; eliminated negative cash flow operation.[1]
- July 2013 – sold BioFuels for $2.0mm; eliminated negative cash flow operation.
- Dec 2013 – sold 50% stake in US GreenFiber resulting in $3.4mm net cash proceeds; eliminated non-integrated, negative cash flow operation.[2]
- Dec 2014 – completed environmental remediation and closure at three sites.
- Feb 2015 – refinanced Senior Secured Revolver with new ABL Revolver (LIBOR +225bps); moved out maturities 5-yrs and increased financial flexibility.
- Mar 2015 – sold CARES assets and wholly-owned assets/real estate for $3.1mm net cash proceeds; eliminated non-integrated, negative cash flow operation.
- Jun 2015 – sold low-margin hauling routes for $0.9mm in total proceeds.

(1) Maine Energy sold for $6.7mm to the City of Biddeford, ME, with the purchase price to be paid in equal annual payments over 20 years. As part of the transaction, Casella dismantled the facility and remediated the site.
(2) US GreenFiber sold for $18.0mm gross proceeds, with $3.4mm net proceeds for Casella's 50% equity interest.

Casella Waste Systems 22

Disciplined capital strategy driving down capital expenditures. Hurdle rates increased to reduce risk and improve return on invested capital. Capital expenditures also down due to the sale/closure of under-performing assets. Capital expenditures estimated at 8.6% to 9.0% of CY 2015 revenues. 74% revenues in integrated Solid Waste and 26% in Resource Solutions (recycling, organics, Customer Solutions, and other). Solid Waste CapEx at roughly 11.0% as a % of revenues for CY 2015 (in-line with industry average spend). Resource Solutions CapEx at roughly 4.0% as a % of revenues for CY 2015. Focus on capital discipline driving down capital expenditures Capital Expenditures as % of revenues Capital Expenditures ($mm) Growth CapEx (2) ____________________ CY 2015 Guidance as reaffirmed on 10/23/15. Growth capital expenditures as defined in the Appendix. Solid Waste Resource Solutions (1) (1) $45 to $48 Total 8.6% to 9.0%

Capital structure provides runway and flexibility to execute strategy

Total Debt ($mm)



88% Fixed Rate Debt
$500.0
$509.5
$537.0
$533.2
4/30/13
4/30/14
12/31/14
9/30/15

Total Debt-to-EBITDA [(1)]



5.37x
5.04x
5.42x
4.98x
4.94x net (4)
4/30/13
4/30/14
12/31/14
9/30/15

Paid down $15.4mm of debt and reduced debt leverage by -0.45x since Q1 2015.[(1)]

- Borrowing Availability $57.3mm on 9/30/15.[(2)]
- ABL Revolver allows prepayment of Senior Sub Notes with excess cash (enabling repayment of our highest cost debt, 7.75% interest rate).
- Repurchased and permanently retired $9.7mm of Senior Subordinated Notes during Q3 2015.

Next major debt maturity is the 7.75% Senior Sub Notes due Feb 2019.

- New $190mm ABL Revolver (due Feb 2020) creates additional financial flexibility.
- Continue to add tax-exempt SW Disposal Revenue bonds to capital structure to reduce cost of long-term debt (~18% of debt).[(3)]

(1) Total Debt-to-EBITDA as defined as "*Consolidated Leverage Ratio*" in the Company's Loan & Security Agreement dated as of 2/27/15 ("ABL Revolver"); as reconciled in the Appendix.

(2) As of 9/30/15, our Borrowing Availability under the ABL Facility was calculated as a borrowing base of $147.1mm, less revolver borrowings of $62.9mm, less outstanding irrevocable letters of credit totaling $26.9mm, at which date no amount had been drawn. $4.5mm of Restricted cash as of 9/30/15.

(3) As of 9/30/15, $92.0mm of SW Disposal Revenue bonds; closed $15.0mm FAME bond offering on 8/27/15.

(4) As of 9/30/15, $528.7mm Net Total Debt, excluding $4.5mm of Restricted Cash held for qualified capital expenditures associated with 8/27/15 FAME bond offering.

Casella Waste Systems 24

Focused on improving Free Cash Flow: Free Cash Flow +$11.6mm YTD 9/30/15. Strategic actions taken since Dec 2012 have reduced risk and improved free cash flows. Plan to use excess cash to repay high cost debt, along with select strategic tuck-in acquisitions or investments. Driving higher Free Cash Flow through operating cash flows, lower interest costs, and maintaining strict capital discipline. Tax loss carryforwards will help to accelerate delevering (as of 12/31/14, $89.5mm of Federal NOLs and tax credits).(3) Strategic execution driving higher Free Cash Flows Free Cash Flow ($mm) (1), (2) Free Cash Flow Yield (as % of revenues) (2) $15 to $19 +$11.6mm YTD 9/30/15 $30 to $40 3% to 4% 5% to 7% ____________________ See attached appendix for further information and for a reconciliation of Free Cash Flow to net cash provided by operating activities, which is the most directly comparable GAAP measure. Net cash provided by operating activities for the periods presented above was $43.9mm for the fiscal year ended 4/30/13, $49.6mm for the fiscal year ended 4/30/14, $62.2mm for the calendar year ended 12/31/14 and $65.4mm for the twelve months ended 9/30/15. CY 2015 Guidance as reaffirmed on 10/23/15; CY 2018 Financial Targets as presented on 8/11/15. Total tax carryforwards include $83.1mm of Federal NOLs and $6.4mm of Federal tax credits; total tax carry forwards exclude $100.4mm of State NOLs.

CWST 2015 stock price gains reflect strong execution of strategic plan


CWST Stock Price (2015 YTD) (1)
Announced TP 2014 results
• Revenues up +8.3% YOY
• Adj. EBITDA up +2.4% YOY
• Successfully completed planned asset repositioning
• Refinanced Senior Secured Credit facility
Announced Q1 2015 results
• Revenues up +3.0% YOY
• Adj. EBITDA up +7.9% YOY
Jim O'Connor joins Board
Announced Q2 2015 results
• Revenues up +4.7% YOY
• Adj. EBITDA up +8.4% YOY
• $18.7mm of debt repaid
Announced refreshed multi-year plan and 2018 financial targets
Bill Hulligan joins Board
Announced Q3 2015 results
• Revenues up +3.0% YOY
• Adj. EBITDA up +7.8% YOY
JCP files 13D announcing intention to nominate Directors for election at 2015 Annual Meeting
$4.12
$6.24
YTD up +51.5% or +$2.12/sh
$7.00
$6.00
$5.00
$4.00
$3.00
1/2/2015
3/2/2015
5/2/2015
7/2/2015
9/2/2015

(1) Stock prices through 10/23/15.

Casella Waste Systems 26

CWST 2015 stock price gains far outpace the market and peer group Stock Price (2015 YTD) (1), (2) Stock prices through 10/23/15. Peer group comprised of Waste Management, Inc. (WM), Republic Services, Inc. (RSG), Waste Connections, Inc. (WCN), and Progressive Ltd. (BIN). CWST up +51.5% Peers up +2.6% S&P500 up +0.8% Our decisive actions to transform Casella and the success of our strategy are not going unnoticed . . .

Casella’s value drivers… Valuable integrated solid waste assets in disposal limited Northeast markets. Management focused on increasing Free Cash Flow and reducing debt leverage. Results demonstrate strong execution of plan. Near term focus of team: Improving landfill returns; Driving profitability of collection operations; Creating value through Resource Solutions; Improving balance sheet & reducing risk.

Highly Qualified, Experienced, Engaged and Refreshed Board

Casella’s directors have excellent credentials Board is composed of 9 highly qualified directors dedicated to serving the best interests of shareholders. 7 out of 9 directors are independent. Only one member of management (CEO) on Board. Casella’s Board balances the value of longevity of service with the value of new ideas and perspectives through the addition of new independent members. 4 independent directors (44% of Board) have joined the Board since 2008, bringing fresh perspectives and relevant business experience to the Casella Board. Directors have broad and diverse skill sets and experiences including: Solid waste collection, recycling, disposal services, operations, accounting, finance, investment banking, mergers and acquisitions, capital markets, capital allocation, capital structure, risk management, IT, and strategic planning.

John W. Casella* CEO of Casella Close to 40 years of experience in the waste management industry Member of numerous industry related and community service-related state and local boards and commissions, including the National Recycling Coalition, Board of Directors of the Associated Industries of Vermont, the Association of Vermont Recyclers, the Vermont State Chamber of Commerce, and the Rutland Industrial Development Corporation Highly-qualified, experienced, engaged and refreshed Board Douglas R. Casella Founded Casella in 1975 President of Casella Construction, Inc. Over 40 years of experience in the waste management industry Michael K. Burke Audit Committee, Nominations & Governance Committee Member of the Casella Board since 2008 Former CFO of a number of publicly-traded companies, including Landauer, Inc., Albany International Corp. and Intermagnetics General Corporation Former investment banking executive at CIBC Oppenheimer Corp. James F. Callahan, Jr. Audit Committee (Chair), Nominations & Governance Committee Member of the Casella Board since 2003 Former Audit Partner at Arthur Andersen LLP Joseph G. Doody Compensation Committee (Chair) Member of the Casella Board since 2004 Vice Chairman of Staples, Inc. Former President of North American Commercial of Staples, Inc. Previously spent more than 2 decades at Eastman Kodak Company where he held various senior management positions Member of the Board of Directors of Paychex, Inc. Emily Nagle Green Compensation Committee Member of the Casella Board since 2012 Former CEO of Smart Lunches, Inc., an online fresh meal delivery service Former CEO and a member of the Board of Directors of Yankee Group Former President and CEO of Cambridge Energy Research William P. Hulligan* Audit Committee Member of the Casella Board since 2015 Over 40 years of experience in the waste management industry Former President and COO of Progressive Waste Solutions Ltd., the 3rd largest waste management company in North America Former EVP of North America Operations of Waste Services, Inc. Over 20 years at Waste Management, Inc. where he held various senior management positions, including EVP Previous public company board experience (including waste management cos.) James E. O’Connor* Lead Independent Director, Compensation Committee Member of the Casella Board since 2015 Over 40 years of experience in the waste management industry Former Chairman and CEO of Republic Services, Inc. Previously spent close to 30 years at Waste Management, Inc. where he held various senior management positions Previous public company board experience (including waste management cos.) Gregory B. Peters Audit Committee, Compensation Committee, Nominations and Governance Committee (Chair) Member of the Casella Board since 1993 Co-founder North Atlantic Capital Corporation Former General Partner of North Atlantic Capital Partners Previously served as managing general partner of Vermont Venture Capital Partners, L.P. Founder & Managing general partner of Lake Champlain Capital Management *Standing for Election at 2015 Annual Meeting of Stockholders

Casella’s newest directors join a refreshed Board 2 new highly qualified independent directors, Messrs. Hulligan and O’Connor, added in the past four months after a year-long process by the Board to identify one or more new independent directors with strong industry experience to expand the depth and breadth of the Board. Each have more than 40 years of waste management industry experience Both are two of the most experienced, accomplished and admired individuals in the waste management industry Both have public company board and leadership experience Both have extensive senior management and governance experience at leading waste management companies and a track record of driving growth and stockholder value creation which will be extremely valuable to Casella Both are well suited to make substantial contributions to Casella Both are committed to acting in the best interests of ALL stockholders The appointments of Messrs. Hulligan and O’Connor reflect the Casella Board’s commitment to recruit new independent, highly qualified directors with perspectives, experiences and competencies that expand the Board’s scope and depth.

Casella's highly qualified 2015 Board nominees

John W, Casella - Director since 1993
Chairman & Chief Executive Officer of Casella Waste Systems

- Possesses close to 40 years of waste management industry experience building Casella and extensive operational and industry expertise relevant to our markets, most notably the regulatory, competitive and political sectors.
- Understands the business and culture – has devoted his entire career to building Casella into one of the most respected regional waste management companies in the United States.
- One of the two largest individual stockholders in the Company.
- Mr. Casella has been responsible for driving many of the strategic priorities that we believe have resulted in significant improvements in our financial and operating performance.

James E. O'Connor - Director since 2015, Lead Independent Director
Retired Chairman & Chief Executive Officer of Republic Services, Inc.

- Industry veteran who brings over 40 years of waste management industry experience to the Board along with public company board experience.
- Former Chairman and CEO of Republic Services, a publicly-traded waste management company in North America, which, during his tenure, grew its annual revenues from $1.4 billion to $8 billion, making it one of the largest waste management companies in the world.
- Member of the Board of Directors of Clean Energy Fuels Corp. and the Canadian National Railway Company

William P. Hulligan - Director since 2015
Former President and Chief Operating Officer of Progressive Waste Solutions

- Industry veteran who brings over 40 years of waste management industry experience to the Board along with public company board experience.
- Helped to grow Waste Management, Inc.'s annual revenue from approximately $1 billion to more than $6 billion.
- Has served as a member of the Board of Directors of EarthCare Company and OHM Corporation, publicly-traded waste management companies.

Casella Waste Systems 33

Governance Overview

Independent Board oversight and enhanced corporate governance Independent Board leadership and oversight aligned with the interests of long-term stockholders. 7 out of 9 directors are independent. Only one member of management (CEO) on Board. Independent directors meet without management. Highly-qualified and experienced Lead Independent Director (James E. O’Connor). Casella Board members and executives beneficially own 9% of the outstanding shares of Casella’s common stock. Casella’s Board has demonstrated its commitment to enhancing corporate governance to be more consistent with best practices. Enhanced corporate governance practices further the ability of the Board and management to serve the long-term interests of stockholders.

Commitment to enhancing corporate governance practices Recent corporate governance enhancements that serve the long-term interests of stockholders include: Adopted a majority vote resignation policy for the election of directors in uncontested director elections; Adopted stock ownership guidelines applicable to all executive officers who are required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (which supplement an existing stock ownership policy that was already in place for Directors); Adopted a policy restricting any hedging and pledging activities with respect to Casella’s securities, which is contained within Casella’s insider trading policy; Adopted a compensation clawback policy applicable to all executives; Adopted an amendment to Casella’s 2006 Stock Incentive Plan to provide that the Casella Board may not cancel in exchange for a cash payment any outstanding option with an exercise price per share above the then-current fair market value or take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market; and Adopted a policy providing that any new employment agreements to be entered into by Casella will not contain any provisions providing for gross-up payments for excise taxes paid under Section 4999 of the Internal Revenue Code of 1986, as amended.

Stringent review process for all related party transactions Independent review and approval eliminates related party conflicts. The Audit Committee has established specific procedures for all related party transactions. All bidding projects over $500k require a minimum of 3 qualified bidders. When a related party bids, a 3rd-party professional engineer opens, compiles and tabulates all bids. The project team evaluates these bids based on price, performance references, qualifications, experience, alternative bid items, proposed schedule, subcontractor’s qualifications, and adherence to bid specifications and makes recommendations to the CFO and President/COO (executive officers who are not affiliated with the related parties). If a related party is selected, the CFO and President/COO must present the bids and a recommendation to the Audit Committee and the Independent Directors for approval. Debt instruments require independent Board review and approval. Independent bidding process ensures that Casella gets the best value while maintaining a diverse vendor base. Over the last 3 years, Casella Construction, Inc. (“CCI”) has been selected to be contractor for ~33% of Casella’s landfill construction projects, following the stringent process described above. During this same period, Casella used 7 different general contactors on 15 construction projects. Saved roughly 17% when CCI was selected for construction projects. Over the last 10 years, Casella saved approximately $14 million on construction projects when CCI was chosen as the lowest priced qualified bidder.

JCP Proxy Contest

JCP is an activist investor who only first began accumulating their position in CWST on May 27, 2014. Contrary to its SEC filings, JCP has not been a long-term investor in Casella. JCP has no experience whatsoever in the waste management industry. We do not believe that JCP’s experience in food-related business such as restaurants and convenience stores translates into the waste management industry. JCP has yet to consistently demonstrate in any of its activist investments that it is a long-term stockholder looking to work constructively to improve a company’s long-term prospects JCP lacks a specific plan on how to enhance stockholder value and its nominees lack the relevant experience necessary to oversee our ongoing efforts to drive stockholder value. JCP has not shared with Casella any suggestions for operational improvements, an alternative strategic plan or any specific ideas for improving Casella’s long-term prospects. In fact, JCP states in its Definitive Proxy Statement dated September 29, 2015 that “Our (JCP’s) nominees do not have any specific plans for the Company….” In JCP’s October 2015 proxy materials, JCP indicates that it does not disagree with Casella’s business plan and that a vote for JCP’s nominees is not a vote against Casella’s plan. JCP seeks to disrupt Casella’s strategic trajectory to pursue a self interested, undisclosed agenda

We attempted to constructively engage with JCP to avoid a costly and distracting proxy contest. JCP refused to allow us to conduct in-person interviews of their proposed director candidates and would not allow them to complete our standard director questionnaires. We made clear to JCP our willingness to consider a director proposed by them. In response to our request for a settlement proposal, JCP sent us a lengthy list of demands that went far beyond us adding one additional independent director that we regarded as “overreaching” and demonstrating a lack of sincere interest in constructively working towards a settlement. Our response letter to JCP specifically stated that Casella “would like to find a mutually agreeable solution that avoids a proxy contest at the 2015 Annual Meeting.” Since responding to JCP’s settlement proposal in August 2015 and indicating to them that we would like to find a mutually agreeable solution that avoids a proxy contest at the 2015 Annual Meeting, we have not heard further from JCP on a settlement framework. Attempted to engage with JCP

We believe JCP’s nominees lack the relevant experience necessary to drive long-term stockholder value Neither of JCP’s nominees have experience comparable to any of the members of the Casella Board that JCP is seeking to replace. JCP’s nominees would not bring to Casella’s Board any relevant insights, perspectives, skills or competencies not already present among the current members of the Casella Board. No public company board experience. “Board experience” is limited to serving on the board of directors of his local country club. No experience overseeing management, directly developing or implementing strategies to enhance long-term stockholder value or fulfilling the important fiduciary duties owed to stockholders by the directors of a public company. No experience in the waste management industry, either as an executive or as a member of a board of directors. Public company board experience has mostly been limited to food-related companies and an exploration stage Canadian mining company that had its stock traded in the Over-the-Counter (OTC) market and ceased operations in 2013 after failing, during Mr. Pappas’ board tenure, to identify a suitable strategic option. Claims to have held a “career with major investment banking firms,” but in fact was employed in investment banking for less than 3 years by two different firms, in each case as a junior-level investment banking analyst. James C. Pappas (Age 34) Brett W. Frazier (Age 60)

Casella’s Board and management team are driving stockholder value Casella Board of Directors Took decisive action to drive Casella’s strategic execution, drive improved operating and financial results, and enhance Casella’s long-term prospects. Senior management team strengthened by promoting Ed Johnson to the role of President & Chief Operating Officer as well as promoting Ned Coletta to the role of Chief Financial Officer. Improved performance and reduced risk by divesting or closing operations that did not fit within our core strategy and by focusing management’s attention and our resources on core operations. Continuing focus on core operations, improving free cash flow and reducing leverage. Casella’s stock price has increased from $4.12 at the beginning of the year to $6.13 as of October 19, 2015. Board has been significantly refreshed with four independent board members added since 2008, including two waste management industry veterans added in past four months. Recently appointed James E. O’Connor as Lead Independent Director. Concrete action to enhance corporate governance practices to be more consistent with best practices. Has nominated three highly qualified nominees with insights, experiences and competencies that are central to Casella’s strategic priorities and the creation of long-term stockholder value. JCP An activist investor which began accumulating its current holdings in Casella in May 2014. JCP’s nominees would not bring to the Casella board any relevant experience, skills or competencies not already present among current Casella board members. JCP admits that its nominees have no specific plans to enhance value for shareholders. JCP admits that they are not challenging Casella’s business plan. JCP nominee Brett Frazier has no public company board experience. JCP nominee James Pappas has no experience in the waste management industry, either as an executive or as a member of a board of directors and his public company board experience has mostly been limited to food-related companies and an exploration stage Canadian mining company that had its stock traded in the Over-the-Counter (OTC) market and ceased operations in 2013 after failing, during Mr. Pappas’ board tenure, to identify a suitable strategic option. Has nominated two candidates who we believe lack the relevant experience necessary to drive Casella’s strategic priorities and the creation of long-term stockholder value.

This presentation may be deemed to be soliciting material in respect of the solicitation of proxies from stockholders in connection with Casella Waste Systems, Inc.’s 2015 Annual Meeting of Stockholders. Casella, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Casella’s stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. On September 22, 2015, Casella filed a definitive proxy statement and accompanying definitive WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from Casella stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY CASELLA WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying definitive WHITE proxy card, and any other documents filed by Casella with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Investor Relations section of Casella’s corporate website at www.casella.com, by writing to Casella’s Corporate Secretary at Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, VT 05701, or by calling Casella’s Corporate Secretary at (802) 772-2257. Important Additional Information

Appendix

Reconciliation of Adjusted EBITDA (1)Casella presents Adjusted EBITDA, a non-GAAP measure, because it considers it an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of Casella’s results. Management uses Adjusted EBITDA to further understand Casella’s “core operating performance.” Casella believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. Casella believes that providing Adjusted EBITDA to investors, in addition to the corresponding income statement measures, affords investors the benefit of viewing its performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations have performed. Casella further believes that providing this information allows its investors greater transparency and a better understanding of its core financial performance. In addition, the instruments governing Casella’s indebtedness use EBITDA (with additional adjustments) to measure its compliance with covenants. (1)

Reconciliation of Free Cash Flow (1) Casella presents Free Cash Flow, a non-GAAP measure, because it considers it an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of Casella’s results. Management uses Free Cash Flow to further understand Casella’s “core operating performance.” Casella believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. Casella believes that providing Free Cash Flow to investors, in addition to the corresponding cash flow statement measures, affords investors the benefit of viewing its performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations have performed. Casella further believes that providing this information allows its investors greater transparency and a better understanding of its core financial performance. (1)

Capital Expenditure detail

Reconciliation of Consolidated Leverage Ratio